EXHIBIT 3.7


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF

                        CASHMERE MANUFACTURING CO., INC.


                                    ARTICLE I

                                      Name

     The name of this Corporation is Cashmere Manufacturing Co., Inc.


                                   ARTICLE II

                                  Capital Stock

     The total number of shares which this Corporation is authorized to issue is one thousand (1,000) shares of Common Stock, no par value, which shall be the only class of shares of this Corporation.


                                   ARTICLE III

                              No Preemptive Rights

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this Corporation of any class or kind now or hereafter authorized.


                                   ARTICLE IV

                               Number of Directors

     The Corporation shall have at least one (1) director, the actual number to be prescribed in the Bylaws.

                                    ARTICLE V

                                Cumulative Voting

     There shall be no cumulative voting of shares in this Corporation.


                                   ARTICLE VI

               Shareholder Voting on Significant Corporate Action

     Any corporate action for which the Washington Business Corporation Act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the Corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group
(s) if it is approved by the affirmative vote of the holders of a majority of the shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article, effect shall be given to any other provision of these Articles that specifically requires a greater vote for approval of any particular corporate action.


                                   ARTICLE VII

                        Limitation on Director Liability

     To the fullest extent permitted by Washington law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.


                                  ARTICLE VIII

                          Indemnification of Directors

     To the fullest extent permitted by its Bylaws and Washington law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.


                                       CASHMERE MANUFACTURING CO., INC.


                                       /s/ DONALD A. WRIGHT
                                       -----------------------------------------
                                       Donald A. Wright,
                                       Executive Vice President